Exhibit 10.2(k)

Form of Mid-term Incentive Plan Award Agreement for reporting persons

NetBank, Inc. Mid-Term Incentive Plan Award Agreement

NetBank, Inc. grants to the individual named below an Award under the NetBank, Inc. Mid-Term Incentive Plan.

The terms and conditions of the Award are set forth in this Agreement and the NetBank, Inc. Mid-Term Incentive Plan (the “Plan”). All of the provisions of the Plan are incorporated in this Agreement and have the same effect as if they were set forth in full in this Agreement. Capitalized terms used in this Agreement have the same meaning as in the Plan. In the event of a discrepancy between this Agreement and the Plan, the terms of the Plan shall prevail.

Name of Grantee:

Grantee’s Social Security Number:

Performance Period:  Beginning on:                                  and ending on:

Target Performance and associated payouts:

	Award Payout			Performance Targets
Performance measure	At threshold performance	At Target Performance	At Maximum Performance	Threshold	Target	Maximum

NetBank EPS	$	$	$	$	$	$

Financial intermediary EPS	$	$	$	$	$	$

Retail banking EPS	$	$	$	$	$	$

Processing EPS	$	$	$	$	$	$

Total Target Incentive awarded: $

Description

You have been awarded a Target Incentive, which is divided among several performance objectives, which will be paid to you in shares of NetBank common stock to the extent that NetBank’s performance, relative to those performance measures, warrants it, according to the schedule set forth in the Plan, as supplemented by the schedule above.  If actual performance is below threshold, you will receive no value from this Award attributable to the applicable performance measure(s). Likewise, if performance exceeds Target Performance for all performance measures, you may receive up to 150% of the Target Incentive, subject to the Vesting requirements described below.

Vesting

If you experience any one of the events described under the heading “Early Settlement Event” below prior to the applicable Service Date, the remaining unvested Shares will vest on the date of that event. Otherwise, if you cease to be an Employee of NetBank for any other reason after the end of the Performance Period but prior to the completion of the applicable Service Date above, any remaining unvested Shares will be forfeited.

Early Settlement Event	Your Award will become payable prior to the end of the Performance Period if any one of the following events occurs prior to its end:

	•	Your service as an Employee ends because of your death, Total Disability or your Retirement;
	•	Your service as an Employee is terminated by NetBank without Cause and you agree to release any and all employment-related claims.

In addition, your Award will become payable if one of the following occurs during the Change In Control Window Period:

	•	Your service as an Employee with NetBank is terminated by NetBank for any reason except for Cause; or
	•	You terminate your service as an Employee with NetBank within 30 days of a Constructive Termination.

Though your Award will become payable in the circumstances described above, the payment will be on a pro rata basis and will be made if and only to the extent of actual performance to the event date relative to Target Performance in accordance with the schedule set forth in the Plan, as supplemented by the schedule above. The pro rata payment to be made, if any, will be equal to (1) the payment determined by the schedules, multiplied by (2) a fraction, the numerator of which is the number of days from the Date of Award to the date of the applicable event and the denominator of which is the total numbers of days in the Performance Period.

Any and all Shares paid because of the early settlement of the Award will be fully Vested and the Award shall be deemed fully settled as a result of the early settlement event.

Taxes

Unless you make arrangements to pay applicable withholding taxes in cash, all payments under the Plan, and Shares becoming Vested after payment, will be reduced by any amounts NetBank, Inc. determines appropriate for applicable tax withholding.

No Transfers

Prior to Vesting, you may not transfer, sell or assign your Shares to anyone and, if you attempt to do so, your Shares will immediately become invalid. However, you may provide for your Shares to be transferred to your beneficiary in the event of your death by way of the beneficiary designation form attached to this Agreement.

Notices

Any written notices required under the Plan or this Agreement shall be directed to the Grantee at his or her address indicated by NetBank, Inc. records. Any written notices that you direct to NetBank, Inc. should be sent to NetBank, Inc.’s principal executive office.

Administration
The Compensation Committee of the Board of Directors of NetBank, Inc. administers the Plan and has the same powers with respect to this Agreement as it has under the Plan.

No
Employment Rights

Neither your participation in the Plan nor anything in this Agreement gives you the right to employment with NetBank, Inc. or any subsidiary of NetBank, Inc. in any capacity. NetBank, Inc. reserves the right to terminate your service at any time and for any reason or for no reason.

Shareholder
Approval

This Award is subject to and conditioned upon shareholder approval. If shareholder approval is not obtained at the next regularly scheduled meeting of the shareholders of NetBank, Inc., then this Award and any and all rights hereunder in favor of the Grantee shall become null and void.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the state of Georgia.

The Plan and
Other Agreements

The text of the Plan is incorporated in this Agreement by reference. If there is any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. This Agreement and the Plan constitute the entire understanding between you and NetBank, Inc. regarding this Award, the Plan and your participation in the Plan. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

By signing this Agreement, you agree to all of the terms and conditions of the Agreement and in the Plan.

Grantee’s signature:	Date:

Signature of NetBank, Inc. Representative:

Title of NetBank, Inc. Representative:

BENEFICIARY DESIGNATION FORM

I hereby designate the beneficiary named below to receive all benefits to be paid to me under the NetBank, Inc. Mid-Term Incentive Plan (the “Plan”) in the event of my death, reserving the full right to revoke or cancel this designation, or any modification thereof, at any time by a further written beneficiary designation:

Name of Individual Benficiary	Relationship to Me	Birth Date
(if minor)

Beneficiary address

or

Name of Trust		Date of Trust

Trustee and address

Required Signature

Grantee/Participant’s Printed Name

Grantee/Participant’s Signature		Date

Spouse’s Signature		Date

NOTE:  This form must be signed by the spouse of a married Grantee/Participant if the beneficiary designated is not the spouse.